UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2015 (June 10, 2015)

Lightstone Value Plus Real Estate Investment Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000- 54047	83-0511223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on January 19, 2015, the board of directors of Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company”) provided approval for the Company to form a joint venture (the “Joint Venture”) with Lightstone Value Plus Real Estate Investment Trust, Inc. (“Lightstone I”), a real estate investment trust also sponsored by the Company’s Sponsor, The Lightstone Group, and for the Joint Venture to acquire Lightstone I’s membership interest in up to 11 limited service hotels (the “LVP REIT Hotels”) for an aggregate of approximately $122.4 million, plus closing and other third party transaction costs, with the acquisition of certain of the properties contingent upon obtaining existing lender approvals. As of December 31, 2014, the 11 limited service hotels were encumbered by an aggregate of approximately $67.2 million in debt.

On January 29, 2015, the Company through the Operating Partnership, entered into an agreement to form the Joint Venture with Lightstone I whereby the Company and Lightstone I have 97.5% and 2.5% membership interests in the Joint Venture, respectively. The Company is the managing member. Each member may receive distributions and make future capital contributions based upon its respective ownership percentage, as required.

On January 29, 2015, the Company, through the Joint Venture, and Lightstone I, entered into five separate contribution agreements pursuant to which the Joint Venture agreed to acquire Lightstone I’s membership interest in a portfolio of five limited service hotels for approximately $64.6 million, less adjustments excluding transaction costs.

On February 11, 2015, the Company, through the Joint Venture, and Lightstone I, entered into two separate contribution agreements pursuant to which the Joint Venture agreed to acquire Lightstone I’s membership interest in a portfolio of two limited service hotels for an aggregate acquisition price of approximately $23.8 million

On June 10, 2015, the Company through the Joint Venture, and Lightstone I, entered into three separate contribution agreements to acquire (i) a 100% membership interest in a 82-room, Holiday Inn Express Hotel & Suites (the “Holiday Inn Express - Auburn”) located in Auburn, Alabama, (ii) a 100% membership interest in a 130-room select service hotel which operates as a Starwood Hotel Group Aloft Hotel (the “Aloft – Rogers”) located in Rogers, Arkansas and (iii) a 95% membership interest in a 83-room limited service hotel which operates as a Fairfield Inn & Suites by Marriott (the “Fairfield Inn – Jonesboro”) located in Jonesboro, Arkansas for an aggregate acquisition price of approximately $28.0 million (including approximately $0.3 million which represents the 5% minority interest in the Fairfield Inn – Jonesboro), excluding closing and other related transaction costs, from Lightstone I.

The three transactions completed on January 29, 2015, February 11, 2015 and June 10, 2015 described above represent 10 of the 11 limited service hotels to be disposed of by the Company previously approved by the Company’s board of directors.

See Item 2.01 Completion of Acquisition or Disposition of Assets for additional information.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On June 10, 2015, the Company, through the Joint Venture, completed the acquisition of a 100% membership interest in Holiday Inn Express - Auburn, a 100% membership interest in Aloft – Rogers and a 95% membership interest in the Fairfield Inn – Jonesboro. In connection with the acquisition of the Holiday Inn Express - Auburn, the Aloft – Rogers and the Fairfield Inn – Jonesboro, the Joint Venture, through subsidiaries, assumed approximately $15.1 million of debt and paid approximately $12.9 million from cash contributed by the Joint Venture members based upon their respective ownership percentages (the Company $12.6 million and Lightstone I $0.3 million.) The Company’s advisor has elected to waive the acquisition fee associated with this transaction and did not receive any fees associated with this transaction.

The $15.1 million loan assumed is collateralized by of the Holiday Inn Express - Auburn ,the Aloft – Rogers and the Fairfield Inn – Jonesboro, has a maturity date of August 6, 2018, bears interest at Libor plus 4.94% and requires monthly principal and interest payments through its stated maturity.

The Holiday Inn Express - Auburn ,the Aloft – Rogers and the Fairfield Inn – Jonesboro represent 3 of the 11 limited service hotels that the Company’s board of directors previously approved to be acquired by the Joint Venture as disclosed in the Company’s Current Report on Form 8-K filed on February 4, 2015. As of the date of this report, the Company through, the Joint Venture, has acquired membership interests in 10 of the 11 limited service hotels previously approved for acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

Date: June 16, 2015	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer

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